UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 15, 2005

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 3260 Denver, Colorado		80202-1370
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 15, 2005, Venoco, Inc. appointed Mark DePuy as Vice President, Northern Assets.  Mr. DePuy replaced Greg Schrage, who was named Vice President of Asset Development.  In connection with his appointment, Mr. DePuy entered into an employment agreement with Venoco pursuant to which he received a signing bonus of $50,000 and will receive an annual base salary of $165,000.  Mr. DePuy will also receive a monthly mortgage assistance payment of $2,500.  Mr. DePuy will be entitled to participate in Venoco’s incentive compensation plan and his annual target bonus under that plan will be $50,000.

Venoco will also grant to Mr. DePuy options to purchase 25 shares of Venoco’s common stock for exercise prices ranging from $90,000 to $100,000 per share.  After 2006, in the absence of a transaction that would enable Mr. DePuy to sell the shares underlying his options, Venoco will provide an alternative mechanism for him to recognize the value of the options over a period of time, subject to certain conditions.  Twenty percent of the options vested upon being granted and the remainder will vest in equal installments on each of the four subsequent anniversaries of the date of the agreement.  The options will vest immediately, however, if a change of control of Venoco occurs or if Mr. DePuy’s employment is terminated other than for misconduct.  The options will expire on the tenth anniversary of the date of the agreement.

If a change of control of Venoco occurs and (i) Mr. DePuy’s employment is terminated (other than for specified types of misconduct) or (ii) he resigns for “good reason” (as that term is defined in the agreement) or without good reason during the 30 day period that begins following the six month anniversary of the change of control, he will be entitled to a cash payment equal to three times his annual base salary and bonus and certain other benefits.  If Venoco terminates Mr. DePuy’s employment prior to December 31, 2006 other than following a change of control and unless the termination results from misconduct by Mr. DePuy, he will be entitled to a payment approximately equal to two times his annual base salary and bonus.  The agreement also provides that Venoco will indemnify Mr. DePuy for certain amounts he may incur in connection with claims brought against him in connection with his service with the company.

Also on August 15, 2005, Mr. DePuy entered into a stock option agreement with Venoco to govern the terms of the options to be granted pursuant to his employment agreement as described above.  The stock option agreement contains, among other things, provisions (i) limiting the transferability of the shares of Venoco common stock issuable upon the exercise of the options and (ii) allowing Mr. DuPuy to cause Venoco to repurchase the shares for their fair value under certain circumstances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 18, 2005

VENOCO, INC.

By:	/s/ Timothy M. Marquez
Name: Timothy M. Marquez
Title: Chief Executive Officer